Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-3 of The Prudential Variable Contract Account – 2 of our report dated February 24, 2022, relating to the financial statements and financial highlights, which appears in The Prudential Variable Contract Account – 2’s Annual Report on Form N-CSR for the year ended December 31, 2021. We also consent to the reference to us under the headings “Financial Statements” and “Financial Highlights” in such Registration

Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 14, 2022